Bank of South Carolina Corporation Announces Second Quarter Earnings

CHARLESTON, S.C., July 13, 2011 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $768,025 or $.17 per share, for the quarter ended June 30, 2011 – an increase of 5.38% from earnings for the second quarter ended June 30, 2010 of $728,842 or $.17 per share. Returns on average assets and average equity for the quarter ended June 30, 2011 were .97% and 9.68%, respectively, compared with 2010 returns on average assets and average equity of 1.12 % and 10.43%, respectively. Earnings for the six months ended June 30, 2011 decreased $38,315 or 2.63% to $1,417,394 compared to $1,455,709 for the six months ended June 30, 2010.

Hugh C. Lane, Jr., President of the Bank of South Carolina, stated, "We were very pleased with second quarter earnings which put us ahead of our profit plan for the year. Deposits increased 14.61% from June 30, 2010 to June 30, 2011 due to our business development efforts and the strength of our bank. We have seen some loan demand predicated on an improving local economy with loans increasing $9,092,479 from March 31, 2011 to June 30, 2011. The quarter ended June 30, 2011, was the first reporting period that total capital has exceeded $30,000,000. The Company started with $10,000,000 and has paid out $23,520,553 in cash dividends since the Company began paying dividends in 1989. In an effort to provide for our increasing business development and mortgage needs, the Bank is currently expanding its Summerville Office."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	June 30,	June 30,
	2011	2010

Shares Outstanding
BKSC Common Stock	4,444,275	4,421,230

Book Value Per Share	$6.80	$6.37

Total Assets	$299,120,313	$262,627,028

3 Months
Ending

Net Income	$768,025	$728,842

Basic Earnings Per Share	$.17	$.17

Diluted Earnings Per Share	$.17	$.17

Weighted Average Shares
Outstanding Basic	4,460,218	4,408,037

Weighted Average Shares
Outstanding Diluted	4,460,218	4,408,037

6 Months
Ending

Net Income	$1,417,394	$1,455,709

Basic Earnings Per Share	$.32	$.33

Diluted Earnings Per Share	$.32	$.33

Weighted Average Shares
Outstanding Basic	4,454,969	4,405,633

Weighted Average Shares
Outstanding Diluted	4,454,969	4,405,633

CONTACT: Sheryl G. Sharry, +1-843-724-1500